Exhibit 99.2

Chimerix Announces Pricing of Public Offering of Common Stock

Durham, N.C., January 20, 2021 – Chimerix, Inc. (Nasdaq: CMRX), a biopharmaceutical company focused on accelerating the development of medicines to treat cancer and other serious diseases, announced today the pricing of its underwritten public offering of 11,765,000 shares of its common stock at a price to the public of $8.50 per share. All of the shares to be sold in the offering are being sold by Chimerix. The gross proceeds to Chimerix from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be $100.0 million. In addition, Chimerix has granted the underwriters a 30-day option to purchase up to an additional 1,764,750 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about January 25, 2021.

Chimerix intends to use the net proceeds from the proposed offering to fund the clinical development of its product candidates, commercial pre-launch activities and general corporate purposes.

Jefferies and Cowen are acting as joint bookrunning managers for the offering. H.C. Wainwright & Co. is acting as lead manager for the offering and JonesTrading is acting as co-manager for the offering.

The securities described above are being offered by Chimerix pursuant to a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC) (File No. 333-244146). A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com; or from Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Chimerix

Chimerix is a development-stage biopharmaceutical company dedicated to accelerating the advancement of innovative medicines that make a meaningful impact in the lives of patients living with cancer and other serious diseases. Our three most advanced clinical-stage development programs are, brincidofovir (BCV), ONC201 and dociparstat sodium (DSTAT). BCV is an antiviral drug candidate developed as a potential medical countermeasure for smallpox and is currently under review for regulatory approval in the United States. ONC201 is currently in a registrational clinical trial for recurrent H3 K27M-mutant glioma and a confirmatory response rate assessment is expected later this year. DSTAT is in development as a potential first-line therapy in acute myeloid leukemia and as a potential treatment for acute lung injury in COVID-19 patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on the company’s current beliefs and expectations.  Such forward-looking statements include, but are not limited to, statements relating to Chimerix’s expectations of market conditions and the satisfaction of customary closing conditions related to the public offering, the expected closing of the offering and the anticipated use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Chimerix that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Chimerix’s business, including, without limitation: the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, the risks and uncertainties inherent in Chimerix’s business, including risks that the current Phase 2 clinical trial data for ONC201 will not support accelerated, or any, regulatory approval; the anticipated benefits of Chimerix’s acquisition of Oncoceutics, Inc. may not be realized; DSTAT and BCV may not obtain regulatory approval from the FDA or such approval may be delayed or conditioned; risks that Chimerix will not obtain a procurement contract for BCV in smallpox in a timely manner or at all; Chimerix’s reliance on a sole source third-party manufacturer for drug supply; risks that ongoing or future trials may not be successful or replicate previous trial results, or may not be predictive of real-world results or of results in subsequent trials; risks and uncertainties relating to competitive products and technological changes that may limit demand for Chimerix’s drugs; risks that Chimerix’s drugs may be precluded from commercialization by the proprietary rights of third parties; and the other risks described in Chimerix’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof.

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CONTACT:

Investor Relations:

Michelle LaSpaluto

919 972-7115

ir@chimerix.com

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Media:

David Schull

Russo Partners

858-717-2310

David.Schull@russopartnersllc.com